UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

CHARTER OF THE NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS

I.            Statement of Purpose

The Nominating Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of Universal Business Payment Solutions Acquisition Corporation (the “Company”), whose purpose, as set forth herein, is to identify individuals qualified to become members of the Board (each, a “Director”), to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board, to evaluate and review the performance of existing Directors and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance.

II.           Organization

A.           Members. The Board shall appoint the three members of the Committee, each of whom shall satisfy the independence requirements of Listing Rule 5605(a)(2) established by the NASDAQ Stock Market LLC (“NASDAQ”), as determined by the Board, and designate a Committee chairperson (the “Chairperson”). Determination of the true, actual and effective independence of any Committee member that has or had some relationship with the Company will be made by the Board in accordance with the requirements of NASDAQ and the Securities and Exchange Commission (“SEC”) with weight given to both prudent principles and “appearances.” Committee members may be removed by the Board. The Board shall also designate a Committee Chairperson.

B.           Meetings. The Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the Chairperson of the Committee, but at least once each year for all or a portion of a meeting, the members of the Committee shall meet in executive session, without any members of management of the Company present.  Special meetings may be convened as the Committee deems appropriate in order to carry out its responsibilities.

C.           Quorum; Action by Committee. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

D.           Agenda, Minutes and Reports. The Chairperson shall be responsible for establishing the agenda for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting, and minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The Committee shall make regular reports to the Board.

III.          Committee Responsibilities and Duties

The following shall be the principal responsibilities of the Committee:

A.
Director Selection Criteria. The Committee shall establish criteria for selecting nominees to stand for election as Directors, which shall reflect, at a minimum, any requirements of applicable law or the American Stock Exchange’s listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. The Committee shall submit the Director selection criteria to the Board for approval.

B.
Director Recruitment. The Committee shall consider (in consultation with the Chairman of the Board and the Chief Executive Officer) and recruit candidates to fill positions on the Board, including vacancies resulting from the removal, resignation or retirement of any Director, an increase in the size of the Board or otherwise. The Committee also shall review any candidate recommended by the stockholders of the Company in light of the Committee’s criteria for selection of nominees to stand for election as Directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Committee. The Committee, to the extent appropriate, shall conduct interviews and hold meetings with candidates. The Committee shall evaluate the qualifications and diversity of prospective members of the Board in light of the characteristics of independence, age, skills, experience, availability of service to the Company and tenure of its members, and of the Board’s anticipated needs and seek to enhance the perspectives and experiences of the Board through diversity in gender, ethnic background, geographic origin and professional experience.

C.
Reconsideration of Directors for Re-Election. In connection with its annual recommendation of a slate of nominees, the Nominating Committee shall assess the contributions of those Directors selected for re-election and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. The full Board shall determine final approval of any candidate.

D.
Recommendations for other Committees. In consultation with the Chairman, the Committee shall recommend to the full Board individual Directors to serve as members and chairpersons of the various committees and recommend changes to the composition of committees from time to time. The Committee shall ensure that each committee is comprised of members with experience and expertise sufficient for the committee to perform its responsibilities, and reflecting the diversity of perspective and background discussed above.

E.	Recommendation to Board. The Committee shall recommend the Director nominees for approval by the Board and the stockholders of the Company.

F.	Director Removal Guidelines. The Committee shall establish and recommend to the Board guidelines for the removal of members of the Board.

G.
Evaluation of Current Directors. In a meeting separate from any meeting of the full Board, the Committee shall review and evaluate the performance of current Directors. Review and evaluation of any member of the Committee will be conducted by the other two members of the Committee.

H.	Consideration of Term Limits. The Committee shall review the desirability of term limits for Directors and recommend to the Board policies in this regard from time to time.

I.	Charter. The Committee shall review and reassess this Charter annually and submit any proposed changes to the Board for approval.

J.	Performance Evaluation. The Committee shall evaluate its performance on an annual basis, develop criteria for such evaluation and report on such performance to the Board

K.
Governance Guidelines. The Committee shall recommend to the Board corporate governance guidelines addressing, among other matters, the Company’s amended and restated certificate of incorporation and bylaws, the size, composition and responsibilities of the Board and its Committees as well as the charters of such Committees. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

L.
Advice as to Committee Membership and Operations. The Committee shall advise the Board with respect to the charters, structure and operations of the various Committees of the Board and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board. The Committee shall also make recommendations to the Board regarding which Directors should serve on the various Committees of the Board.

M.
Evaluation of Board and Senior Management. The Committee shall oversee the evaluation of the Board and executive officers of the Company. In discharging this responsibility, the Committee shall solicit comments from all Directors and report annually to the Board on the results of the evaluation.

N.
Succession Planning. The Committee shall review periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by executive officers of the Company. The Committee shall also make recommendations to the Board with respect to the process for selection, and the selection, of individuals to occupy these positions.

O.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee composed of one or more members of the Committee.

P.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

IV.          Funding.

The Committee shall have the authority to retain outside consultants and advisors and utilize the services of the Company’s corporate legal counsel as it deems necessary and appropriate to carry out its duties and responsibilities hereunder. The Company shall provide appropriate funding, as determined by the Committee, for (i) payment of compensation to any outside consultants and advisors employed by the Company  and (ii) payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.